Exhibit 99.2

FREE TRANSLATION

National Judicial Branch

FEDERAL CIVIL AND COMMERCIAL COURT 3

7998/2018

CABLEVISION HOLDING SA c/ COMISION NACIONAL DE VALORES s/ MEDIDAS CAUTELARES

Buenos Aires,    September 2018. MD-AMA

[Opening procedural paragraphs intentionally omitted]

INJUNCTION:

The company “Cablevisión Holding S.A.” (CVH) requests the granting of an injunction whereby the Argentine Securities Commission (CNV [for its Spanish acronym]) shall abstain from pronouncing itself and deciding on the authorization of the Mandatory Tender Offer to Acquire Class B Shares of Telecom Argentina SA (OPA [for its Spanish acronym]) promoted and formulated pursuant to Law No. 26,831, until a final decision is rendered on the merits.

[CVH] points out that, given the urgent nature of the matter and the time consumed by procedural terms, [the court should] grant immediately an interim injunction pursuant to Article 4º, subsection 1º, paragraph 3º of Law No. 26,854, without applying the time limit set forth therein; in that regard [CVH] explains that its request is until the injunction is decided and not until [the CNV] files its report or until the expiration of the term granted for its production.

CVH explains that on 1/1/218 CVH became controlling shareholder of Telecom Argentina S.A. as a result of the receipt of new common shares of Telecom that occurred after the merger of Cablevisión S.A: into Telecom became effective and the entry into force of the Telecom shareholders’ agreement executed on 7/7/17, which grants CVH the right to appoint a majority of the Board of Directors of TEO.

CVH argues that as a result of the occurrence of that change of control with respect to TEO and pursuant to the old language of Law 26,831 and the CNV rules, it had the statutory obligation to promote and formulate a Mandatory Tender Offer to Acquire Class B Shares of Telecom Argentina SA (OPA) before 30/6/2018; CVH adds that prior to the expiration of that statutory term, on 11/5/18, Law No. 27,440 was published in the Official Gazette, amending substantially the rules set forth under (Capital Markets) Law 26,831 for Tender Offers, especially those relating to the way that price must be determined.

CVH states that in light of the imminent expiration of such term, it promoted the OPA satisfying the requirements set forth in the legislation then in force and applicable, and therefore [the OPA] should be approved and authorized without any kind of condition. CVH states that the CNV, based on the principal of equal treatment among shareholders, imposed conditions on the price of the OPA that have no legal grounds, setting the price of the OPA in dollars, which would cause a serious economic damage, because it would be obligated to pay a price that is materially higher than the price provided under the Capital Markets Law, which would constitute an expropriation of Cablevisión.

Given the particular characteristics of the case and especially the [facts] presented under points III.1 and IV of the document on pages 219/226, I consider that with the elements produced [by CVH] there are enough grounds to obtain the protection requested pursuant to Article 4, subsection 1º third paragraph of Law No 26,854.  Consequently, and subject to a sworn guarantee that is deemed satisfied with the request for the injunction filed by the claimant’s attorney-in-fact in the initial claim, we hereby impose as an interim injunction that the Argentine Securities Commission shall abstain from resolving and deciding on the authorization of the Mandatory Tender Offer to Acquire Class B Shares of Telecom Argentina SA promoted and formulated by Cablevisión Holding S.A. on 21 June 2018, until [the court] decides on the injunction requested by the Company after fulfilment of the requirements of Article 4 of Law No. 26,854.

[Closing procedural paragraphs intentionally omitted]

[A full Spanish version of the court’s decision is available on http://www.cnv.gov.ar]

Signature Date: 20/09/2018

Uploaded onto the system: 21/09/2018

Signed by: JOSE LUIS CASSINEIRO, ACTING JUDGE

This ruling is neither an offer to purchase nor a solicitation of an offer to sell any securities. CVH has not yet commenced a tender offer for the TEO’s class B shares. If required by applicable law and solely upon the fulfilment of certain essential requirements outlined therein, CVH intends to file with the U.S. Securities and Exchange Commission a Tender Offer Statement and related materials on Schedule TO, and TEO would file a Solicitation Recommendation on Schedule 14D-9. Holders of TEO’s class B shares and American Depository Receipts representing such shares are encouraged to read carefully such documents when they become available, and as they may be amended from time to time, before any decision is made with respect to the potential offer, because they will contain important information. If and when filed, such documents will be available free of charge at the website of the U.S. Securities and Exchange Commission — www.sec.gov. In addition, if and when filed, CVH will provide copies of such documents free of charge to holders of TEO’s class B shares.